Exhibit T3B.1

        THE COMPANIES ACT 1985

Public Company Limited by Shares

New

Articles of Association

of

LUXFER HOLDINGS PLC

(adopted by Special Resolution)

passed on 8th April 1999)

REGULATIONS OF THE COMPANY

1.
The articles comprise these Articles and, save in so far as it is modified by these Articles, Table A (which expression means that Table as prescribed by regulations made pursuant to the Companies Act 1985 and in force on the date of adoption of these Articles).

APPLICATION OF TABLE A

2.
Regulations 24, 25, 50, 53, 54, 60-62 (inclusive), 64 to 69 (inclusive), 73-78 (inclusive), 80, 82, 87, 89, 93,100,109 and 118 in Table A do not apply to the Company.

DEFINITION AND INTERPRETATION

3.
3.1     Unless the context otherwise requires:

  (a)
  words denoting the singular number shall include the plural number and vice-versa;

  (b)
  words denoting the masculine gender shall include the feminine and neuter genders and vice-versa; and

  (c)
  references to persons shall include bodies corporate, unincorporated associations and partnerships.

3.2
In these Articles, unless the context otherwise requires, each of the following expressions shall have the meaning set opposite it:

Expression	Meaning
"Act"	the Companies Act 1985 (as amended from time to time);
"Auditors"	the auditors for the time being of the Company;
"Board"	the directors for the time being of the Company;
"Band Indenture"	has the meaning ascribed to it in the Investment Agreement;
"Bonds"	means the bonds issued pursuant to the Bond Indenture;
"B Preference Shareholders"	the holders for the time being of the B Preference Shares in their capacity as such and not in their capacity as the holders of any other class of shares in the capital of the Company;
"B Preference Shares"	the B Preference Shares of £1 each in the capital of the Company;

"collective investment scheme"	as defined in s 75 Financial Services Act 1986;
"Controlling Interest"
an interest (within the meaning of Schedule 13 Part I and s 324 of the Act) in more than 40% of the Ordinary Share Capital save that any interest that has been acquired by a Permitted Transfer in accordance with Article 14.1 shall be disregarded in considering whether any person has a Controlling Interest;
"CVC"	CVC Capital Partners Limited;
"the CVC Parties"	as defined in the Investment Agreement;
"Default Event"	(i)	any event or circumstance which does or would be reasonably likely to constitute an Event of Default under the Loan Agreement within the next 12 months, or
(ii)
the existence of financial circumstances such that on the publication of audited accounts, or the production of the management accounts at any time within the next 12 months there would then in all reasonable probability be a breach of the financial covenants contained in the Loan Agreement which in each case in the reasonable opinion of the Investor Majority acting reasonably might be expected to result in a demand for repayment of the facilities.
"Deferred Shareholders"	the holder for the time being of Deferred Shares in their capacity as such and not in their capacity as the holders of any other class of shares in the capital of the Company;
"Deferred Shares"	has the meaning set out in Article 5B.5;
"Employee Member"	means a shareholder who is or has at any time been an employee or director (other than a director appointed under Articles 26.1(a) or 26.2(a) or (b)) of any company within the Group;
"Employee Trust"	shall have the meaning in Article 13.2(c)(ii);
"equity share capital"	as defined in s 744 of the Act;
"Exit Value" means:
the market value of each Ordinary Share in issue determined by reference to the new issue price of any shares to be issued on Listing or, if there is no new issue, the price at which any such Shares are to be placed or offered for sale for the purposes of Listing (where, if the shares to be issued on Listing are not Ordinary Shares the Auditors shall be requested to take account of any reorganisation or recapitalisation which occurs on or immediately prior to Listing and to certify what the value of Ordinary Shares would be in determining Exit Value);
"Fair Value"
means such value as may be agreed between the transferor and the Board with Special Director Consent and failing which the value which is in the opinion of the Auditors the fair value of the entire issued ordinary share capital of the Company assuming a willing seller and a willing buyer as at the date of the Transfer Notice or deemed Transfer Notice divided by the total number of Ordinary Shares then in issue (assuming, for this purpose, that all outstanding options over unissued Ordinary Shares have been exercised in full). In giving their opinion the Auditors shall have regard to such criteria as they shall regard as appropriate for the purpose and shall be considered to be acting as experts and not as arbitrators. The costs of obtaining such an opinion shall be borne by the Company.

"Family Trust"	in relation to any Shareholder a trust, whether arising:
(a)	under a settlement inter vivos; or
(b)	under a testamentary disposition by whomsoever made; or
(c)	on intestacy;

in respect of which shares in the Company are held under which no beneficial interest in the shares in question is for the time being vested in any person other than the member concerned or a Privileged Relation of such member and no power of control over the voting powers conferred by such shares is for the time being exercisable by or subject to the consent of any person other than the trustees or the member concerned or a Privileged Relation of such member;
"Financial Advisers"	the investment bank and/or broker appointed by the Board to advise in connection with any Listing or on any other relevant Realisation (as defined in the Investment Agreement);
"FRS"	Financial Reporting Standards issued by the Accounting Standards Board (as amended or reissued from time to time);
"Group"	the Company and its subsidiary undertakings from time to time;
"Investment Agreement"	the Agreement to be dated on or around the date of adoption of the Articles between, amongst others, the Company, Ian B McKinnon and certain of the CVC Parties and certain members of the MG Group;
"Investors"
the financial institutions listed in Schedule II to the Investment Agreement and any person who is named an Investor in a Deed of Adherence (as defined therein), in each case while it is a party to the Investment Agreement;
"Listing"	Either:
(a)	the listing of the Company's Ordinary Shares (or equity shares into which such shares have converted) on the Stock Exchange becoming effective; or
(b)
the grant of permission for the dealing in the Company's Ordinary Shares (or equity shares into which such shares have converted) on any other public securities market to which the Investor Majority have consented (including the Alternative Investment Market of the Stock Exchange or any successor market) becoming effective whether effected by way of an offer for sale, a new issue of shares, an introduction, a placing or otherwise;
"Listing Price"
the price per share at which any ordinary shares of the Company are sold, offered to be sold or offered as stated in any document required to be published in accordance with Part IV of the Financial Services Act 1986 or the Public Offers of Securities Regulations 1995 or any equivalent document required in a foreign jurisdiction in connection with a Listing (in the case of an offer for sale being the underwritten price or, in the case of an offer for sale by tender, the striking price under such offer and in the case of a placing the price at which ordinary shares are sold under the placing).

"Liquidation"	the making of a winding up order by the Court or the passing of a resolution by the members that the Company be wound up;
"Mercury"	Mercury Asset Management plc;
"Mercury Parties"	as defined in the Investment Agreement;
"MG Group"	as defined in the Investment Agreement;
"MGPE"	Morgan Grenfell Private Equity Limited;
"Non-Employee Members"	means each Shareholder who is not an Employee Member;
"Non-Voting Shares"	those of the Ordinary Shares which from time to time are designated by the relevant Shareholder as ceasing to have rights to vote, such designation to be made pursuant to Article 5C.4;
"Ordinary Shareholders"	the holders for the time being of Ordinary Shares in their capacity as such and not in their capacity as the holders of any other class of shares in the capital of the Company;
"Ordinary Shares"	the Ordinary Shares of £0.6487 each in the capital of the Company;
"Preference Dividend"	the cumulative dividend payable to the Preference Shareholders pursuant to Article 5B.1;
"Preference Shareholders"	the holders for the time being of Preference Shares in their capacity as such and not in their capacity as the holders of any other class of shares in the capital of the Company;
"Preference Shares"	the Redeemable Cumulative Preference Shares of £0.6487 each in the capital of the Company;
"Privileged Relation"	the wife or husband or child or grandchild (including any adopted child or stepchild or step grandchild) of a member of the Company;
"Qualifying Institution"	any person who manages a collective investment scheme or who manages funds for clients (including any limited partnership) or any trustee or nominee for any such person;
"Remuneration Committee"
the committee of the Board formed in accordance with the provisions of the Investment Agreement to which are delegated the Board's powers concerning, inter alia, the determination of the remuneration of directors;
"Regulations"	the Regulations contained in Table A;
"Related Person"	as defined in Article 15.4;
"Sale"
the acquisition of any interest in any of the shares in the Company at arm's length by any person or group (whether in one transaction or a series of transactions) resulting in that person or group alone or together with persons acting in concert with such person or group (as defined by the City Code on Take-Overs and Mergers) becoming interested (with the meaning of s.324 and Schedule 13 of the Act) in shares in the capital of the Company representing in excess of two thirds in nominal value of the Ordinary Shares (and for these purposes none of the Ordinary Shareholders shall be deemed to be acting in concert with one another solely by reason of their being party to and acting in accordance with the Investment Agreement);

"Senior Loan Agreement"	as defined in the Investment Agreement;
"Shareholder"	a holder of shares in the capital of the Company;
"Special Director(s)"	any director(s) appointed pursuant to Article 26.2;
"Specified Date"	the earlier of:
(a)	the date of Listing; and
(b)	the date upon which an agreement or agreements for a Sale is completed and the initial purchase consideration paid; and
(c)	the date of a Liquidation; and
"Transfer Notice"	has the meaning ascribed thereto in Article 13.
  3.3
  Save where the context otherwise requires words and phrases defined in the Investment Agreement shall have the same meaning herein.

  3.4
  Unless otherwise stated herein, any reference in these Articles to Ordinary Shares shall include any of such Shares which may from time to time be designated as Non-Voting Shares.

  3.5
  Any reference to a "financial year" shall be construed as a reference to the accounting reference period relating to such financial year.

SHARE CAPITAL

4.
The authorised share capital of the Company at the date of the adoption of these Articles is £87,038,126.8006 divided into:

(a)
1,410,778 ordinary shares of £0.6487 each;

(b)
132,683,760 Preference Shares of £0.6487 each;

(c)
1,000 ordinary shares of £1 each; and

(d)
50,000 B Preference Shares of £1 each.

5.
The special rights and restrictions attaching to the B Preference Shares and the Preference Shares shall be as follows:

B PREFERENCE SHARES

  5A.1
  As regards income

  (a)
  Each B Preference Share shall confer upon the holder the right to receive in priority to the holders of any other classes of share in the Company a fixed cumulative preferential cash dividend ("the B Preference Dividend") at the rate of 5 per cent. per annum in respect of the amount paid upon that B Preference Share.

    (b)
    The B Preference Dividend shall accrue from day to day (on the basis of a 365 or 366 day year as appropriate).

    (c)
    On 31st December in each year interest will accrue on the amount of any unpaid B Preference Dividend from such date until the date upon which payment is actually made at the rate of 5 per cent. per annum and such interest shall be paid an due on the same dates as the payment of B Preference Dividend are made. All references in these Articles to B Preference Dividend shall be deemed to include a reference to any interest accrued thereon in accordance with the provisions of this Article and such interest shall be deemed to form part of the dividend.

    (d)
    The Company may at any time pay all or part of the accrued B Preference Dividend provided that such payment is made pro rata to the holders of B Preference Shares.

    (e)
    The Company shall on redemption of any B Preference Shares pay all of the accrued B Preference Dividend in relation to such B Preference Shares.

  5A.2
  As regards capital

    A B Preference Share shall confer on the holder the right on a return of capital to receive in priority to any payment to the holders of other classes of shares in the Company a sum equal to all accruals of the B Preference Dividend, whether or not the same has been earned or declared, calculated up to and including the date of commencement of the winding up, together with an amount equal to the amount paid up on that share.

  5A.3
  As regards voting

    The B Preference Shares shall not entitle the holders thereof to vote on any resolution to be proposed at any General Meeting of the Company, but they shall still be entitled to receive notice of and to attend General Meetings of the Company.

  5A.4
  As regards redemption

    Subject to the Act, the Company will redeem all the B Preference Shares prior to making any distribution or return of capital to Shareholders and may redeem all the shares at any time, in each case for a cash sum equal to the aggregate of the amount paid up on each share plus any B Preference Dividend which, at the date of redemption, has accrued but remains unpaid in respect of such B Preference Shares. The provisions of article 5B.6 shall apply mutatis mutandis to the redemption of the B Preference Shares.

PREFERENCE SHARES

  5B.1
  As regards Income

  (a)
  The Preference Shares shall confer upon the holders thereof the right to receive a fixed cumulative preferential cash dividend ("the Preference Dividend") at the rate of 3.2435 pence per annum in respect of each Preference Share.

  (b)
  The Preference Dividend shall accrue from day to day (on the basis of a 365 or 366 day year as appropriate).

  (c)
  On 31st December in each year interest will accrue on the amount of any unpaid Preference Dividend from such date until the date upon which payment is actually made at the rate of 5% per annum and such interest shall be paid and due on the same dates as the payments of Preference Dividend are made. All references in these Articles to Preference Dividend shall be deemed to include a reference to any interest accrued thereon in accordance with the provisions of this Article and such interest shall be deemed to form part of the dividend.

    (d)
    The Company may at any time pay all or part of the accrued Preference Dividend provided that such payment is made pro rata to the holders of Preference Shares.

    (e)
    The Company shall on redemption of any Preference Shares pay all of the accrued Preference Dividend in relation to such Preference Shares.

  5B.2
  As regards capital

    A Preference Share shall confer on the holder the right, on a return of capital on a winding up but not otherwise, to receive in priority to any payment to the holders of the Ordinary Shares and Deferred Shares a sum equal to all accruals of the Preference Dividend, whether or not the same has been earned or declared, calculated up to and including the date of commencement of the winding up, together with the sum of £0.6487

  5B.3
  As regards voting

    The Preference Shares shall not entitle the holders thereof to vote on any resolution to be proposed at any General Meeting of the Company, but they shall still be entitled to receive notice of and to attend General Meetings of the Company.

  5B.4
  As regards redemption

    Subject to the Act and as hereinafter provided, and subject to any restriction in the Senior Credit Agreement, the Company may at any time with Special Director Consent by not less than 14 days' nor more than 30 days' notice to the holders of the Preference Shares expiring at any time redeem the Preference Shares for an amount equal to the aggregate of £0.6487 in respect of each Preference Share plus any Preference Dividend which, at the date of redemption, has accrued but remains unpaid in respect of such Preference Share in tranches of not less than 500,000 Preference Shares (or all of the remaining Preference Shares, if there are less than 500,000 in issue) and, subject as set out above, in any event shall redeem each of the Preference Shares for cash at a sum equal to the aggregate of £0.6487 plus any Preference Dividend which, at the date of redemption, has accrued but remains unpaid in respect of such Preference Share on 31st March, 2010.

  5B.5
  As regards conversion

  (a)
  If, on a Listing, any of the Preference Shares remain in issue, such Preference Shares shall, without resolution of the Company or the directors automatically convert into such number of Ordinary Shares as have an aggregate Exit Value equal to the amount which would be required to redeem the outstanding Preference Shares in full on the date of Listing.

  (b)
  On the date of Listing the conversion shall be effected by the relevant Preference Shares held by any holder being (under the authority given by the passing of the resolution to create the Preference Shares) automatically consolidated into one share and then sub-divided into Ordinary Shares and into deferred shares of £0.0001 each having the rights and being subject to the restrictions set out below (the "Deferred Shares").

  (c)
  The consolidation and sub-division shall be effected so that each holder of relevant Preference Shares whose shares are consolidated and sub-divided shall, as a result, hold that number of Ordinary Shares to which he is entitled on conversion of his relevant Preference Shares rounded down to the nearest whole Ordinary Share. The balance of the nominal amount of his consolidated share, after deducting the nominal amount of the

      Ordinary Shares (excluding any fractions) arising on the conversion, shall be sub-divided into Deferred Shares.

(d)	A Deferred Share:
	(i)	does not entitle its holder to receive any dividend or other distribution;
	(ii)	does not entitle its holder to receive notice of or to attend or vote at any general meeting of the Company;
(iii)
entitles its holder on a return of capital on a winding-up (but not otherwise) only to the repayment of the amounts paid up on that share after payment in respect of each Ordinary Share of the capital paid up on it and the further payment of £1,000,000 on each Ordinary Share; and
	(iv)	does not entitle its holder to any further participation in the capital of the Company.
    (e)
    On a Sale or Listing any Deferred Shares shall either be transferred to a person nominated by the Board or (subject to the Act) purchased by the Company for a sum of £1.00 for all the Deferred Shares in issue.

    (f)
    Certificates in respect of the Ordinary Shares and Deferred Shares resulting from such conversion shall be issued by the Company to the holders of the Preference Shares in issue immediately prior to conversion subject only to receipt from such holders of the certificates in respect of such Preference Shares (or an indemnity in respect thereof).

    (d)
    The Company shall as soon as practicable after it becomes aware that a Listing is likely to occur, notify the holders of the Preference Shares indicating their estimate of the date of Listing and their estimate of the anticipated Exit Value per Ordinary Share. Forthwith upon the Listing the Company shall notify each Preference Shareholder of the number of Ordinary Shares and Deferred Shares of which he is the holder as a result of conversion and, in the absence of manifest error, such notification shall be binding on the former holders of Preference Shares.

  5B.6
  Redemption and payment

  (a)
  Each date on which Preference Shares are to be redeemed in accordance with the foregoing provisions of this Article 5 is hereinafter referred to as a "Payment Date". Any redemption of Preference Shares to be redeemed on a Payment Date is hereinafter referred to as the "Redemption".

  (b)
  No less than 21 days before each Payment Date on which a Redemption is due the Company shall notify each Preference Shareholder of the number of Preference Shares held by him the subject of the Redemption and the Preference Shareholders shall prior to the Payment Date deliver to the office certificates in respect of such Preference Shares to be redeemed on that Payment Date.

  (c)
  Upon each Payment Date the monies to be paid in respect of the Redemption ("the redemption moneys") shall become a debt due and payable, subject to the Act and to (g) below, by the Company to the Preference Shareholders and upon receipt of the relevant share certificates in respect of any Redemption (or an indemnity in respect thereof in a form reasonably satisfactory to the Company) the Company shall forthwith upon the Payment Date pay the redemption moneys to the appropriate Shareholder. If the amount to be paid on a Payment Date is in excess of the profits available for the purpose, the profits which are available shall be applied:

      (i)
      first in paying so much of the Preference Dividend which, at the Payment Date accrued but remains unpaid as the profits available for the purpose permits; and

      (ii)
      secondly in redeeming such of the Preference Shares (if any) the subject of the Redemption as the profits available for the purpose permits, in each case pro rata among the holders of the Preference Shares in the proportion which each Preference Shareholder's holding bears to the total number of Preference Shares then in issue. To the extent that following any Payment Date upon which the Company does not have sufficient profits available for distribution to pay all of the redemption moneys which but for the insufficiency of profits would have been payable to the Preference Shareholders on any Payment Date, then when profits do become available for distribution such profits shall be applied first in paying any Preference Dividend which has been declared and which, at the relevant date remains unpaid an all Preference Shares then in issue and second in redeeming any Preference Shares the subject of the Redemption which are still in issue forthwith at the end of the financial year (which shall be a Payment Date for the purposes of this Article) in which such profits become available for distribution.

    (d)
    The Company shall in the case of a redemption of all the Preference Shares held by a Preference Shareholder cancel the share certificate of the Preference Shareholder concerned and in the case of a redemption of part of the Preference Shares included in any certificate either:

    (i)
    enface a memorandum of the amount and date of the redemption on such certificate; or

    (ii)
    cancel the same and without charge issue to the Preference Shareholder delivering such certificate to the Company a fresh certificate for the balance of Preference Shares not redeemed on that occasion.

    (e)
    If any Preference Shareholder whose Preference Shares are liable to be redeemed on any Payment Date shall fail or refuse to deliver up the certificate for his Preference Shares on or before such Payment Date the Company may retain the redemption moneys until delivery of the certificate (or of an indemnity in respect thereof in a form reasonably satisfactory to the Company) but shall thereupon pay the redemption moneys to the Shareholder. Notwithstanding the provisions of Article 5.1 no Preference Dividend shall accrue on any Preference Shares not redeemed on the Payment Date as a result of the Preference Shareholder falling to deliver the relevant certificate (or a indemnity in respect thereof) until the share certificate or indemnity has been so delivered.

    (f)
    Any redemption of some but not all of the Preference Shares shall be made amongst the holders of the Preference Shares pro rata to their holding of Preference Shares.

    (g)
    For the avoidance of doubt interest at the rate of 5% per annum, will continue to accrue on instalments of redemption monies which have become payable but have not been paid on the due date for payment (whether or not such non payment arises as a result of a prohibition on payment in the Senior Credit Agreement or otherwise or because payment would be unlawful).

  5C.
  Voting

  5C.1
  Subject to any special rights or restrictions as to voting attached by or in accordance with these Articles to any shares, on a show of hands every Ordinary Shareholder, other than an Ordinary Shareholder who holds only Non-Voting Shares, who is present in person shall have one vote and on a poll every Ordinary Shareholder who is present in person or by proxy shall have one vote for every Ordinary Share of which he is the holder (other than in respect of any such shares which are then designated as Non-Voting Shares).

  5C.2
  Any Ordinary Shareholder may at any time designate any or all of the Ordinary Shares held by it to constitute Non-Voting Shares of an equivalent par value credited with, the same premium (if any) which is credited to such Ordinary Share, such designation to be made by serving notice in writing on the Company or any Director if the designation is necessary to prevent any perceived infringement or violation by the Ordinary Shareholder of any law or regulation requiring the number or proportion of Ordinary Shares carrying voting rights Which it holds not to exceed certain limits PROVIDED that prior to serving any such notice or any further notice of designation the relevant Ordinary Shareholder has first given notice to the Company and the other Ordinary Shareholders at the date of adoption of these Articles and thereafter not less than five business days' prior written notice to each other Ordinary Shareholder of its intention to make such designation. The Non-Voting Shares shall rank in all respects pari-passu with the Ordinary Shares, save as set out in paragraph 5A.4 hereof.

  5C.3
  A Non-Voting Shareholder may convert any or all of his Non-Voting Ordinary Shares into Ordinary Shares of an equivalent par value credited with the same premium which is credited to such Non-Voting Ordinary Shares at any time by serving notice on the Company if any of the following circumstances applies:

  (a)
  a Listing;

  (b)
  a Sales; or

  (c)
  the disposal of the whole or substantially the whole of the undertaking and assets of the Group; or

  (d)
  a Default Event.

    In addition, if any Non-Voting Shares are held by a member of the MG Group they may convert such shares to voting shares at any time by serving notice on the Company.

  5C.4
  The Non-Voting Shares shall not entitle the holders thereof to vote on any resolution to be proposed at any General Meeting of the Company, but they shall still be entitled to receive notice of and to attend General Meetings of the Company.

  5C.5
  Where anyone is or was a director or employee of the Company or any of its subsidiaries and is also a member of the Company and such person has served or is deemed to have served a Transfer Notice, the holder of the Shares for Sale specified in such Transfer Notice and /or any Related Person who is a member of the Company shall be deemed to have given an irrevocable proxy to [the Employee Trust] to attend, and vote in good faith but in its absolute discretion on his behalf at any general meeting. If Mr McKinnon or Mr Purves or Mr Whalley (or their Permitted Transferees) as the case may be shall cease to be an employee or director of the Company in each case they shall be deemed to have given an irrevocable proxy in respect of any shares held [to the Employee Trust] to attend and vote in good faith but in its absolute discretion on their behalf as appropriate, at any general meeting.

  5C.6
  Where any Ordinary Shares held by a CVC Party are designated as Non-Voting Shares, the votes which would otherwise attach to those shares shall be exercisable by all other CVC Parties which hold Ordinary Shares (but not any CVC Party which holds Non-Voting Shares) pro rata to their holdings of Ordinary Shares and, in the absence of any such CVC Party, shall be exercisable by the members of the MG Group which hold Ordinary Shares (but not any member of the MG Group which holds Non-Voting Shares) pro rata to their holdings of Ordinary Shares.

  5C.7
  Clause 5C.6 shall apply as if the reference to CVC Party or Parties were substituted by a reference to a member of members of the MG Group, and vice versa.

  5D.
  SUBSCRIBER SHARES

  5D.1
  Each ordinary share of £1 in the Company shall automatically be subdivided and convert into 10000 Deferred Shares when the Company first allots any Ordinary Shares.

CLASS RIGHTS

6.	6.1	Whenever the capital of the Company is divided into different classes of shares the special rights attached to any class of shares may be varied or abrogated, either whilst the Company is a going concern or during or in contemplation of a winding-up, with the consent in writing of the holders of not less than 66% in nominal value of the issued shares of that class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class subject, in each case, to a 75% majority being required in the circumstances set out in the Act, but not otherwise. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, save that the necessary quorum shall be two persons at least holding or representing by proxy one third in nominal amount of the issued shares of the class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present those members who are present shall be a quorum and where there is only one person holding shares of that class that sole shareholder shall be a quorum), and that the holders of shares of the class shall, on a poll, have one vote in respect of every share of the class held by them respectively. For the avoidance of doubt, the designation from time to time of any Shares as Non-Voting Shares pursuant to Article 5A shall not result in those Non-Voting Shares being deemed to constitute a separate class of shares and they shall remain as Ordinary Shares.
6.2
The rights conferred upon the holders of shares of any class shall not, unless otherwise expressly provided by the terms of the shares of that class, be deemed varied by the creation or issue of further shares ranking in priority to or pari passu therewith, subject to compliance with Article 6.3.
6.3
Other than an issue of the Employee Shares, the Company may only make a new issue of shares with Special Director Consent and if the members are offered that proportion of such new shares which their holdings of Ordinary Share bear to the issued Ordinary Shares prior to such issue or offer. If new shares are being offered on condition that the offeree also subscribes for other securities or loans, the offer to all members shall contain the same condition. Any new shares so offered which are not taken up by those members to whom they were offered may be taken up, in accordance with procedures stipulated by the Board with Special Director Consent by any of the other accepting members or with Special Director Consent any other person provided that the offer to such person is on the same terms as the offer to other members.

ALLOTMENT OF SHARES

7.	7.1	Subject to paragraph 7.4 of this Article, the directors shall not without the authority of the Company in general meeting allot any of the shares in the capital of the Company.

7.2
Where authority has been given to the directors as referred to in paragraph 7.1 of this Article to allot shares, the directors may subject to the terms of such authority and subject to any terms on which any shares are created or issued and in accordance with this Article, allot shares provided that no shares shall be issued at a discount contrary to the Act.
7.3	In the foregoing paragraphs of this Article references to allotment of shares shall include references to the grant of any right to subscribe for, or to convert any security into, shares.
7.4
Where authority has been given to the directors as referred to in this Article to grant a right to subscribe for, or to convert any security into, shares the directors shall allot such shares as may require to be allotted pursuant to the exercise of such right.
8.
In Regulation 3 in Table A there shall be inserted after the words "provided by the articles" the following words, namely: "or by special resolution".

9.
Subject to the provisions of Part V of the Act and subject to any other rights attaching to any class of share of the Company under these Articles or otherwise the Company may:

(a)
issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or the shareholders concerned;

(b)
purchase its own shares (including any redeemable shares);

(c)
make payment in respect of the redemption or purchase under ss 159 and 160 or (as the case may be) s. 162 of the Act, together with the relevant consent of any of its own shares, otherwise than out of distributable profits of the Company or the proceeds of a fresh issue of shares to the extent permitted by ss 171 and 172 of the Act.

SHARE CERTIFICATES

10.
In Regulation 6 in Table A there shall be inserted after the word "seal" the following words, namely: "or the official seal of the company".

CALLS ON SHARES

11.
The directors may accept from any member the whole or any part of the amount remaining unpaid on any share held by him notwithstanding that no part of that amount has been called up.

TRANSFER OF SHARES

12.	12.1	No transfer of any share may be registered without the approval of the directors and they shall refuse to register a transfer not effected in accordance with these Articles. The directors may withhold such approval if (but only if) either the share is not fully paid up or the Company has a lien thereon or when the directors are otherwise entitled to withhold such approval under these Articles but the directors shall approve a transfer permitted by these Articles and by the Investment Agreement.
12.2
The provisions of these Articles shall apply, mutatis mutandis, to the sale or other disposal of any shares allotted to a member by means of a renounceable letter of allotment or other renounceable document of title. Save as otherwise permitted in these Articles or in the Investment Agreement no member shall transfer or agree to transfer the legal or beneficial ownership of any share registered in his name or allotted to him except by means of a transfer and, where the transfer is of Ordinary Shares, subject to the provisions of Article 13.

12.3
The directors shall not recognise a renunciation of the allotment of any share by the allottee in favour of some other person except and to the extent that the renunciation is in favour of a person to whom shares may be transferred pursuant to Article 14; and in all cases other than this, a Transfer Notice shall be deemed to have been given in respect of the shares to which the renunciation relates the day before the date of such renunciation.
12.4	The directors may also refuse to register a transfer unless:
(a)
it is lodged duly stamped at the office or at such other place as the directors may appoint and is accompanied by the certificate for the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;
(b) it is in respect of only one class of share; and
(c) it is in favour of not more than four transferees

and shall refuse to register it unless it is accompanied by a Deed of Adherence in accordance with the terms of the Investment Agreement (where the Investment Agreement requires a Deed of Adherence to be so delivered).
12.5	If the directors refuse to register a transfer of a share, they shall within 14 days after the date on which the transfer was lodged with the Company send to the transferor notice of the refusal.
12.6
All instruments of transfer which are registered shall be retained by the Company for a minimum period of three years, but any instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.
12.7	Subject to the other provisions of this Article 12 the Preference Shares and B Preference Shares shall be freely transferable.
12.8	No transfer of a Preference Share shall be made or registered unless:
(a)
the transferee shall have first offered to each Preference Shareholder other than the transferor to purchase, on the same terms as the proposed transfer, the same proportion of each such Preference Shareholder's Preference Shares as the Preference Share(s) to be transferred bears to the transferor's aggregate holding of Preference Shares; and
(b) the transfer is completed simultaneously with the transfer of any Preference Shares to be transferred pursuant to an acceptance of the offer referred to in (a) above.
13.	PRE-EMPTION PROVISIONS
13.	13.1	This Article 13 is subject to the provisions of Articles 14,17 and 18.
	13.2	Save as otherwise provided in these Articles, the provisions contained in this Article 13.2 relate only to the transfer of Ordinary Shares;

(a)	A member or a person entitled by transmission or otherwise, who intends to transfer shares (the "Vendor") shall give to the Company notice in writing of his intention (the "Transfer Notice"), specifying the shares which he intends to transfer (the "Shares for Sale") and the price at which he wishes to sell the Shares (the "Sale Price").
(b)
The Transfer Notice once given may not be withdrawn. On receipt of the Transfer Notice by the Company the Transfer Notice shall constitute the Company the Vendor's agent for the sale in accordance with the following provisions of this Article.
(c)
On receipt by the Company of a Transfer Notice (howsoever arising) the Board shall be entitled to determine in good faith, subject to Special Director Consent, to allocate the Shares for Sale at the Sale Price:
(i)
to a person or persons replacing (directly or indirectly) the Vendor as an employee or executive director of the Company PROVIDED THAT such replacement is found within six months of the date of the Transfer Notice; or
	(ii)	to a trust where such shares may be held, ultimately for the benefit of employees or directors, under the control of the Remuneration Committee (an "Employee Trust"); or
	(iii)	a suitable nominee company (pending nomination of a person pursuant to Article 132(c)(l)).

Such determination shall be made within 90 days of the date of the Transfer Notice and shall be communicated in writing to the Vendor. If no such determination is made within this period, or if a determination is made and no replacement is found within the period specified in Article 13.2(c)(i), the Shares for Sale shall be offered, in accordance with the remaining provisions of this Article unless the Transfer Notice has been given pursuant to Article 15 in which case the notice shall be cancelled and no offer of the Shares for Sale shall occur. (The date of expiry of the said 90 day or six month period, as the case may be, is referred to in this Article 13 as the "Relevant Date".)
(d)
Within 7 days of the Relevant Date, the Company shall offer the Shares for Sale to the Ordinary Shareholders on the register at the Relevant Date. The offer will invite them to apply for such number of the Shares for Sale as they are respectively prepared to purchase. Every such offer shall be made in writing and shall specify the number of Shares far Sale offered to each Ordinary Shareholder and the Sale Price. Each Ordinary Shareholder shall be entitled to shares as nearly as may be in proportion to the number of the existing issued Ordinary Shares held by him at the date of the offer (the "Proportionate Entitlement"). Each offer shall be accompanied by forms of application for use by the Ordinary Shareholder in accepting his Proportionate Entitlement and in applying for any shares in excess of his Proportionate Entitlement (the "Excess Shares"). Every such offer shall be open for acceptance in whole or in part within 60 days from the date of its despatch.

(e)
If an allocation is made under Article 13.2(c) the directors shall thereupon allocate the Shares for Sale accordingly. If no such allocation is made so that an offer is required under Article 13.2(d), on the expiry of such 60 days, the directors shall allocate the Shares for Sale, in the following manner;
(i) to each purchasing Ordinary Shareholder there shall be allocated his Proportionate Entitlement or such lesser number of the Shares for Sale for which he may have applied;
(ii)
if the number of any Shares for Sale which thereafter remain unallocated is less than the aggregate number of Excess Shares for which applications have been made, the unallocated shares shall be allocated (as nearly as may be) in accordance with the Proportionate Entitlement of each person who has applied for Excess Shares (subject in each case to the maximum applied for);
(iii)
the process set out above shall be repeated on the same date until all Shares for Sale have been allocated or until only one Ordinary Shareholder's application remains unsatisfied at which point all remaining shares (subject to the maximum applied for) shall be allocated to that shareholder.
(f)
If the number of the Shares for Sale which remain unallocated equals or is greater than the aggregate number of shares for which Excess Share applications have been made, each purchasing member who has applied for Excess Shares shall be allocated the number of Excess Shares for which he applied.
(g)
Within 7 days of the determination under Article 13.2(c) or the expiry of the period in which applications from purchasing members can be made in accordance with paragraph (d) or (e) or (f) of this Article, as the case may be, the Company shall notify the Vendor and all purchasing members of the details of the acceptances and applications which have been made and of the allocations made as between purchasing members under this Article. Each purchasing member shall be bound by the terms of any acceptance and application made by him to purchase in accordance with this Article such number of shares as are specified therein at the Sale Price, and the sale shall be completed within 14 days of the notification of the allocation made by the Company.
(h)
The Fair Value shall be the Sale Price to apply in respect of any transfer of Ordinary Shares under Article 15 or Article 18 in respect of which a Transfer Notice or deemed Transfer Notice has been given.

(i)
The Vendor shall be bound, upon payment of the Sale Price or Fair Value (in the case of a Transfer Notice or deemed Transfer Notice in accordance with Article 15 or Article 18) to transfer the Shares for Sale which have been allocated pursuant to this Article to the persons nominated by the Board pursuant to Article 13.2(c) or to the purchasing members (as the case may be). If, after becoming so bound, the Vendor defaults in transferring any of the Shares for Sale, the Company may receive the purchase money and the Vendor shall be deemed to have appointed any one director or the secretary of the Company as his agent to execute a transfer of Shares for Sale to the purchaser and upon execution of such transfer the Company shall hold the purchase money in trust for the Vendor. The receipt of the Company for the purchase money shall be a good discharge to each purchaser and, after his name has been entered in the register of members of the Company, the validity of the proceedings shall not be questioned by any person.
  13.3
  If all or any of the Shares for Sale are not accepted by purchasers in accordance with this Article, the Vendor may within eight months of the date on which, he receives notification of the details of the acceptances and applications by purchasing members under this Article transfer all of the Shares for Sale which have not been accepted to any person or persons approved by Special Director Consent on a bona fide sale at a price per share not less than the Sale Price.

  13.4
  For the purpose of ensuring that a transfer of shares is duly authorised or that no circumstances have arisen whereby a Transfer Notice is required to be given hereunder the directors may and shall at the written request of two of the Special Directors and at the Company's expense request any member or past member or the personal representative or trustee in bankruptcy, administrative receiver or liquidator or administrator of any member or any person named as transferee in any instrument of transfer lodged for registration to furnish to the Company such information and evidence as the Board may reasonably think it regarding any matter which they may deem relevant to such purpose. Failing such information or evidence being furnished to the reasonable satisfaction of the Board within 14 days after such request, the Board shall be entitled to refuse to register the transfer in question until such information is provided or if such information or evidence discloses that a Transfer Notice ought to have been given in respect of any shares two of the Special Directors may by notice in writing require that a Transfer Notice be given forthwith in respect of the shares concerned.

  13.5
  If, in any case where under the provisions of these Articles:

  (a)
  two of the Special Directors require a Transfer Notice to be given in respect of any shares in accordance with Article 13.4; or

  (b)
  a person has become bound to give a Transfer Notice in respect of any shares and such a Transfer Notice is not duly given within a period of 2 weeks of demand being made or within the period allowed thereafter respectively a Transfer Notice shall be deemed to have been given at the expiration of the said period. In any such case as aforesaid the provisions of this Article shall take effect.

  13.6
  No share shall be issued or transferred to any bankrupt or person of unsound mind.

PERMITTED TRANSFERS

14.
Notwithstanding the provisions of Articles 12.8 and 13 but subject to the provisions of Article 16 the transfers set out in this Article 14 shall be permitted without restriction as to price or the requirement to go through the pre-emption procedures contained in Article 13 or the procedure specified in Article 12.8:

  14.1
  Permitted transfers by Investors
  (a)
  any transfer by a trustee or nominee for an Investor to another trustee or nominee for the same Investor or to the Investor itself;

  (b)
  any transfer of any shares in the Company held by an Investor ("Original Transferor") between the Original Transferor and any subsidiary company of the Original Transferor or any holding company of the Original Transferor or another subsidiary of such holding company or between one subsidiary of such holding company and such holding company or any other such subsidiary PROVIDED THAT if subsequently such transferee ceases to be a subsidiary of the ultimate holding company of the Original Transferor or if the beneficial interest in the shares (or the value thereof) ceases to be owned by such ultimate holding company or any of its subsidiaries, such transferee shall:

  (i)
  forthwith notify the directors in writing that such event has occurred; and

  (ii)
  be bound to transfer the shares back to the Original Transferor and, if it fails to do so within 21 days of having been notified by the Company of its obligation to do so, shall be deemed to have served a Transfer Notice in respect of such shares;

  (c)
  where shares are held by an Investor through a nominee or on trust for one or more beneficial owners any transfer between that Investor and any other nominee or trustee or the beneficial owner for the time being who becomes an Investor;

  (d)
  where shares are held by an Investor through a nominee or on trust, whether directly or indirectly, for an approved scheme or schemes as defined in s.612(1) of the Income and Corporation Taxes Act 1988 any transfer between that member and any other nominee or trustee, whether direct or indirect, for the same approved scheme or schemes;

  (e)
  any transfer by an Investor to a collective investment scheme (or its nominee) managed by an Investor or any other person who becomes a manager or trustee of such collective investment scheme;

  (f)
  any transfer to a limited partnership in which each of the limited partners is at the time of the transfer a beneficial owner of some or some part of the shares the subject of the transfer (a "qualifying partnership") or the general partner or any of the limited partners or a nominee of the qualifying partnership or any transfer thereafter by a qualifying partnership or the general partner or a nominee of such qualifying partnership to the beneficial owner of the shares;

  (g)
  any transfer to a nominee formed for the purposes of administering a co-investment scheme of an Investor or any participant or beneficiary therein or to the officers, employees or partners entitled to the shares in the Company under the co-investment scheme;

  (h)
  any transfer to any other party who is an Investor (other than a party who is an Investor by virtue of executing a Deed of Adherence) provided that the prior written consent of the Special Directors has been obtained;

  (i)
  any transfer among the various Mercury Parties or CVC Parties (as the case may be) or among members of the MG Group.

  14.2
  Permitted transfers by shareholders who are not Investors

  (a)
  any transfer of shares or the creation or transfer of any interest therein by a trust or other scheme for the benefit of employees or directors to or in favour of an employee or director of the Company or of any of its subsidiaries, in each case as approved by the Remuneration Committee;

  (b)
  any transfer pursuant to Article 13.2(c) (subject, in the case of a transfer pursuant to Article 13.2(c)(i), to the transferee entering into a Deed of Adherence if required by the Investment Agreement);

  (c)
  any transfer to trustees upon a Family Trust and, on a change of trustees, by such trustees to the new trustees of the same Family Trust PROVIDED THAT:

  (i)
  no such transfer shall be made except with the prior consent of the Special Directors and where such consent is requested such consent shall be given when the Special Directors are satisfied;

  (aa)
  with the terms of the trust instrument relating to such Family Trust and in particular with the powers of the trustees pursuant to such instrument;

  (bb)
  with the identity of the proposed trustees;

  (cc)
  that the proposed transfer will not result in 3 per cent or more in aggregate of the Company's equity share capital being held by trustees of that and any other Family Trust in respect of the same transferee; and

  (dd)
  that no costs incurred in connection with the setting up or administration of the relevant Family Trust are to be paid by the Company;

  (ii)
  if and whenever any such shares are to cease to be held upon a Family Trust, the trustees shall be bound to transfer the shares back to the original settler. If they fail to do so within 21 days of having been notified by the Company of their obligation to do so they shall be deemed to have served a Transfer Notice.

  (d)
  any transfer pursuant to Article 15;

  (e)
  any transfer to the trustees of a pension set up wholly or partly for the benefit of the transferor, subject to the same provison (with the necessary modifications) as in Article 14.2(c)

    provided that for these purposes BG Purves Retirement Trust shall be deemed to be a Family Trust in relation to BG Purves.

  14.3
  Permitted transfers by all shareholders

    Any transfer in accordance with Article 16 or Article 17.

COMPULSORY TRANSFERS

15.	15.1*	(a)	If prior to 9th April 2004 an employee, director or consultant of the Company or any of its subsidiaries ceases for whatever reason to be such an employee or director (other than a Special Director) or consultant to any member of the Group (the "Leaving Shareholder"), such employee, director or consultant (and any Related Person as defined in Article 15.5) shall be deemed to have given a Transfer Notice at the date of such cessation in respect of 50 per cent of the Ordinary Shares then registered in his or their names In any such case as aforesaid the provisions of Article 13 shall take effect save that the Sale Price shall be as set out in Article 15.2.
(b)
If at any time prior to 9th April 2004 any person (whether or not a member) ceases for whatever reason to be a director, employee or consultant of the Company or any of its subsidiaries (a "Former Employee") and at any time thereafter he or a Related Person becomes the holder of any Ordinary Shares in the Company by virtue of any rights or interests acquired by him whilst he was such director, employee or consultant, he shall thereupon be deemed to have given a Transfer Notice in respect of 50 per cent, of such Ordinary Shares.
  15.2
  The Sale Price for the shares to be transferred in the circumstances envisaged in Article 15.1 shall be:

  (a)
  if the Leaving Shareholder or Former Employee ceased to be an employee, director or consultant for any one of the reasons set out in Article 15.3 the price shall be the lower of × per share and the Fair Value where × is the higher of £0.6487 and the cost of acquisition or subscription as the case may be of the shares by the employee, director or consultant;

  (b)
  if the Leaving Shareholder or Former Employee ceased to be an employee, director or consultant for any reason other than one set out in Article 15.3, the price shall be the higher of £0.6487 per share and the Fair Value.

  15.3
  The reasons referred to in Article 15.2(a) are:

  (a)
  his resignation (other than as a result of retirement, ill health or permanent disability);

  (b)
  his summary dismissal (other than as a result of ill health or permanent disability) in circumstances where the Company is not obliged to pay him compensation or payment in lieu of notice (whether statutory or otherwise) in respect of such dismissal (in calculating this provision any ex gratia payment shall be deemed not to relieve the Company's obligation to pay compensation or make payment in lieu of notice).

*
Amended pursuant to a special resolution of the shareholders passed 17 August 2000 by the insertion of the words "Subject to paragraph (c) of the Article 15.1" at the beginning of Article 15.1 (a) and Article 15.1 (b); and by the addition of a new paragraph (c) to Article 15.1 as follows:

  "Notwithstanding paragraphs (a) and (b) of this Article 15.1, if an employee of the Company or any of its subsidiaries ceases to be an employee of any member of the Group as a result of the business or company in which the employee is employed ceasing to be owned by a member of the Group, paragraph (a) or (b) as appropriate shall apply to such employee save that the words "50 per cent" shall be replaced by the words "100 per cent" in the said paragraph (a) or (b)

  15.4
  In this Article a "Related Person" is any person who has derived title to any Shares from the Leaving Shareholder or Former Employee pursuant to Article 14.2 and includes the Family Trusts, personal representations, pension funds and Privileged Relations of the Leaving Shareholder or Former Employee and for this purpose BG Purves Retirement Trust shall be deemed a Related Person of BG Purves.

LIMITATION ON TRANSFER OF CONTROL

16.	16.1	Notwithstanding any other provisions in these Articles of Association, no sale or transfer of the legal or beneficial interest in any Shares in the Company may be made or validly registered if, as a result of such sale or transfer or the registration thereof a Controlling Interest is obtained or increased in the Company by a person who was not a member of the Company on the date this Article was adopted unless (i) such sale is at arm's length and (ii) the proposed transferee or his nominee (the "Offeror") makes an offer (the "Offer") to purchase all the equity shares in the capital of the Company including, if applicable, those comprised in the Controlling Interest at a price approved by Special Director Consent which shall not be less than the average price at which the Controlling Interest has been agreed (subject to these Articles) to be acquired. In the case of a Controlling Interest acquired otherwise than by a direct purchase of shares in the Company, the price approved by Special Director Consent must not be less than the Fair Value as shown in the last valuation. In all cases, the Offer must be on the following terms:
		(a)
			save as provided in Article 16.1(b) below, the Offer must be conditional only upon the Offeror having received acceptances in respect of the shares which, together with the shares held by the Offeror, will result in the Offeror holding more than two thirds in nominal value of the Ordinary Shares;
		(b)
			the Offer may, if appropriate, be conditional upon notification being received from the Office of Fair Trading that the Secretary of State for Trade and Industry does not intend to refer the proposed acquisition by the Offeror to the Monopolies and Merger Commission but otherwise shall be unconditional;
		(c)	the Offer must be open for acceptances for a period of not less than 21 days and not more than 60 days; and
		(d)
			is accompanied by an offer for all the Preference Shares on the same terms (except where the price per Ordinary Share is one pence or less, being terms providing for a payment per Preference Share of an amount not less than the amount required to redeem that share) and which is open for the same period as the Offer.
  16.2
  For the purpose of this Article the expressions "transfer" and "transferee" shall include respectively the renunciation of a renounceable letter of allotment and the renouncee under any such letter of allotment.

  16.3
  If the Offer becomes unconditional in all respects shares may be transferred to the Offeror without compliance with Article 13 PROVIDED THAT the Offeror completes at the same time the purchase of all the shares in respect of which the Offer is accepted.

PURCHASE RIGHTS

17.	17.1	If a proposed transferee of shares in the Company or his nominee or agent receives (within the period during which the Offer (as defined in Article 16) remains open) acceptances of offers made to all members of the Company (on terms which comply with Article 17.1) which will (ignoring the pre-emption rights, if any, held by other members) result in such transferee or his nominee owning not less than 75% of the Ordinary Shares (if such Offer is made within 3 years of the date of adoption of these Articles unless a Default Event subsists) or 66% of the Ordinary Shares held by Investors (if such Offer is made thereafter or a Default Event subsists) then such proposed transferee or his nominee must extend such offers on the terms set out in Article 17.2.
	17.2
		The terms of the extension are that such transferee or his nominee shall give written notice to those members who have not accepted such offers applicable to them requiring them so to do. Upon the giving of such notice each non-accepting member shall:
		(a)
			be deemed to have accepted the same in respect of all Ordinary Shares held by him in accordance with the terms of the offer applicable to him and to have irrevocably waived any pre-emption rights he may have in relation to the transfer of any of such shares; and
		(b)
			become obliged to deliver up to such transferee or his nominee an executed transfer of such shares and the certificate(s) in respect of the same together with an executed waiver of all such pre-emption rights.
	17.3
		If any such non-accepting member as is referred to in Article 17.2 shall not, within 14 days of becoming required to do so, execute transfers and/or pre-emption waivers in respect of the Ordinary Shares held by such member, then the directors shall be entitled to, and shall, authorise and instruct such person as they think fit to execute the necessary transfer(s) on his behalf and, against receipt by the Company (on trust for such member) of the purchase moneys payable for the relevant shares, deliver such transfer(s) and pre-emption, waivers to the proposed transferee or his nominee and register such transferee or his nominee as the holder thereof, and after such transferee or his nominee has been registered as the holder the validity of such proceedings shall not be questioned by any person.
	17.4	Where:
		(a)
			an Offer (as defined in article 16) has been made and the accompanying Offer for the Preference Shares has been accepted by the holders of not less than 75 per cent of the Preference Shares (if the Offer for the Preference Shares is made within three years of the date of adoption of these articles unless a Default Event subsists) or 66 per cent of the Preference Shares held by Investors if the Offer for the Preference Shares is made thereafter or a Default Event subsists; and
		(b)	notice has been given pursuant to article 17.2,

then each member who has not accepted the Offer for the Preference Shares shall be deemed to have accepted that Offer in respect of all Preference Shares held by him in accordance with the terms of the Offer applicable to him and to have irrevocably waived any pre-emption rights he may have in relation to the transfer of any such shares and he shall become obliged to deliver up to the Offeror or his nominee an executed transfer of such shares and the certificate(s) in respect of the same together with an executive waiver of all such pre-emption rights then the provisions of article 17.3 shall mutatis mutandis apply.
17.5	Any transfer pursuant to this Article shall not be subject to the pre-emption provisions of Article 13.

TRANSMISSION OF SHARES

18.
Regulations 29 to 31 shall apply, with the following modifications:

(a)
the personal representatives of the deceased (where he was a sole holder or only survivor of joint holders) shall be entitled to be registered as the holder of the shares held by the deceased without restriction as to price or the requirement to go through the pre-emption procedure in Article 13. Any instrument of transfer executed by the personal representatives in accordance with regulation 30 shall be subject to Article 13 with the substitution of Fair Value for the Sale Price unless the transfer is permitted under Article 14.

(b)
The person entitled to a share in consequence of the death or bankruptcy of a holder shall be bound to give a Transfer Notice with the substitution of Fair Value for the Sale Price in respect of all the Shares then registered in the name of the deceased or bankrupt holder in the circumstances set out in Article 15.

ALTERATION OF SHARE CAPITAL

19.
The provisions of regulations 32, 33, 34 and 36 of Table A shall take effect subject to the provisions of Article 6.

GENERAL MEETINGS

20.
Every notice convening a general meeting shall comply with the provisions of s. 372(3) of the Act as to giving information to members in regard to their right to appoint proxies and notices of and other communications relating to any general meeting which any member is entitled to receive shall be sent to the directors for the time being of the Company and the Auditors.

21.
A poll may be demanded by any member present in person or by proxy ox (being a corporation) by its duly authorised representative. Regulation 46 in Table A shall be construed accordingly.

PROXIES

22.
The instrument appointing a proxy shall be in writing in any usual or common form and shall be executed by the appointor or his attorney duly authorised in writing or in such other form as the Board may approve. A proxy need not be a member of the Company.

23.
The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is executed, or a notarially certified copy of such power or authority, shall be deposited or received at the registered office (or at such other place in the United Kingdom as is specified for that purpose in any instrument of proxy sent by the Company in relation to the meeting) at any time before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, or handed to the chairman of the meeting or adjourned meeting, and, in default, the instrument of proxy shall be invalid.

WRITTEN RESOLUTION

24.
Subject to the provisions of the Act, a resolution in writing signed by all the members of the Company who would be entitled to receive notice of and to attend and vote at a general meeting, or by their duly appointed proxies or attorneys, shall be as valid and effectual as if it had been passed at a general meeting of the Company duly convened and held. Any such resolution may be contained in one document or in several documents in the same terms each signed by one or more of the members or their proxies or attorneys, and signature in the case of a body corporate which is a member shall be sufficient if made by a director or the secretary thereof or by its duly authorised representative. This Article is in addition to, and not limited by, the provisions of sections 381A, 381B and 381C of the Act.

DIRECTORS

25.	25.1	Unless and until otherwise determined by special resolution of the Company the number of directors shall not be less than two. Regulation 64 in Table A shall not apply to the Company.
25.2
A director shall not require a share qualification but shall be entitled to attend and speak at any general meeting of the Company and at any separate meeting of the holders of any class of shares in the capital of the Company.

SPECIAL DIRECTOR

26.	26.1	(a)	Each of CVC (for so long as any of the CVC Parties or their nominee is a member of the Company) and MGPE (for so long as any of the Members of the MG Group or their nominee is a member of the Company) shall be entitled by notice in writing addressed to the Company from time to time to appoint any one person as a director of the Company and may remove from office any person so appointed and to appoint another person in his stead by such written notice.
		(b)
			Employee Members who hold more than 50% of the Ordinary Shares held by Employee Members shall be entitled by notice in writing addressed to the Company from time to time to appoint any one person as a director of the Company and may' remove from office any person so appointed and to appoint another person in his stead by such written notice provided that if L McKinnon or B, Purves is an employee of the Group, the director so appointed must be one of them.
	26.2	(a)
			For so long as any of the CVC Parties or their nominee is a member of the Company and the CVC Parties hold in aggregate not less than 10 per cent of the Ordinary Shares of the Company, any director appointed by CVC in accordance with Article 26.1 shall be deemed to be a Special Director. If CVC European Equity Partners LP ("CV EEP") or its nominee becomes a member of the Company, the right of the CVC Parties to appoint a director in accordance with Article 26.1 and the right of the CVC Parties to appoint the Special Director in accordance with this paragraph (c) shall become a right of CV EEP, until such time as CV EEP or its nominee ceases to be a member when the right shall revert to the CVC Parties.

(b)
For so long as any of the members of the MG Group is a member the Company and the MG Group holds in aggregate not less than 10 per cent of the Ordinary Shares of the Company, any director appointed by MGPE in accordance with Article 26.1 shall be deemed to be a Special Director. If Morgan Grenfell Equity Partners II ("MGEP II") or its nominee becomes a member of the Company, the right of MGPB to appoint a director in accordance with Article 26.1 and the right of MGPE to appoint the Special Director in accordance with this paragraph (c) shall become a right of MGEP II, until such time as MGEP II or its nominee ceases to be a member when the right shall revert to MGPE.
(c)	Any director appointed by the Employee Members in accordance with Article 26.1(b) shall be deemed to be a Special Director.
  26.3
  Any directors appointed pursuant to Article 26.1 and any Special Directors, shall be entitled to all notices and voting rights and in all other respects be treated as the other directors of the Company, save that the remuneration of such directors shall be at such a fee as is agreed between the persons appointing him and the directors.

  26.4
  On any resolution pursuant to s. 303 of the Act for the removal of a director appointed in accordance with Article 26.1 or a Special Director the party or parties appointing him pursuant to Article 26.1 or paragraphs (a), (b) and (c) of Article 26.2 (as appropriate) if present at such meeting shall have twice as many votes as all other Shareholders voting on such resolution.

  26.5
  If so required by his appointor, a director appointed in accordance with Article 26.1 or a Special Director shall be appointed a director of any or all the subsidiaries of the Company and the provisions of these Articles relating to the conduct of the business of the Company and the holding of meetings of the board of directors of the Company shall be deemed to apply mutatis mutandis to such subsidiaries to which such director is appointed and the Company shall procure such appointment and observance of this Article 26.5.

  26.6
  In addition to and without prejudice to the foregoing Articles, the holders of more than 50 per cent, of the Ordinary Shares shall be entitled by notice in writing addressed to the Company from time to time to appoint any persons as additional directors of the Company and may remove from office any person or persons howsoever appointed and to appoint persons in place of one or all of such persons by such written notice.

QUALIFICATION OF DIRECTORS

27.
In addition to the provisions of Regulation 81, the office of a director shall also be vacated if:

(a)
he becomes of unsound mind;

(b)
he is removed by his appointor under Article 26.

28.
Any person may be appointed or elected as a director, whatever his age, and no director shall be required to vacate his office by reason of his attaining or having attained the age of seventy years or any other age.

ALTERNATE DIRECTORS

29.
A director may at any time appoint any other person (whether a director or member of the Company or not) to act as alternate director at any meeting of the directors at which the director is not present, and may at any time revoke such appointment. The appointment of any person who is not already a director as an alternate shall require the prior approval of the Board, except the case of an alternate for a director appointed pursuant to Article 26.1 or a Special Director. An alternate director so appointed shall not be entitled as such to receive any remuneration from the Company but shall otherwise be subject to the provisions of Table A and of these Articles with regard to directors. An alternate director shall be entitled to receive notice of all meetings of the directors and to attend and vote as a director at any such meeting at which the director appointing him is not personally present, and generally to perform all the functions, rights, powers and duties of the director by whom he was appointed. An alternate director shall ipso facto cease to be an alternate director if his appointor ceases for any reason to be a director. Where a director who has been appointed to be an alternate director is present at a meeting of the directors in the absence of his appointor such alternate director shall have one vote in addition to his vote as director. Every appointment and revocation of an alternate director shall be made by instrument in writing under the hand of the director making or revoking such appointment and such instrument shall only take effect on the service thereof at the registered office of the Company.

REMUNERATION OF DIRECTORS

30.
The directors shall be entitled to the remuneration which the Board shall approve. Any director who serves on any committee, or who devotes special attention to the business of the Company, or who otherwise performs services which in the opinion of the Board are in addition to or outside the scope of the ordinary duties of a director (which services shall include, without limitation, visiting or residing abroad in connection with the Company's affairs), may be paid such extra remuneration by way of salary, percentage of profits or otherwise as the directors shall approve.

DIRECTORS' AND EMPLOYEES' GRATUITIES AND PENSIONS

31.	31.1	Subject to any consents required by the Investment Agreement the directors may:
		(a)
			establish and maintain, or procure the establishment and maintenance of any share option or share incentive or profit sharing schemes or trusts or any non-contributory or contributory pension or superannuation schemes or funds for the benefit of, and may make or give or procure the making or giving of loans, donations, gratuities, pensions, allowances or emoluments (whether in money or money's-worth) to, or to trustees on behalf of, any persons who are or were at any time in the employment of the Company, or of any company which is a subsidiary of the Company, or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid, and to the wives, husbands, widows, widowers, families and dependants of any such persons;
		(b)
			establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of, or to advance the interests and well-being of the Company, or of any such other company as aforesaid or of any such persons as aforesaid;
		(c)
			make payments for or towards policies of assurance on the lives of any such persons and policies of insurance of or in respect of any such persons (including insurance against their negligence) as aforesaid;
		(d)	pay, subscribe or guarantee money to or for any charitable or benevolent objects, or for any exhibition, or for any political, public, general, or useful object; and
		(e)	do any of the above things either alone or in conjunction with any such other company as aforesaid.

  31.2
  Subject always if the Act shall so require to particulars with respect to the proposed payment being disclosed to the members of the Company and to the payment being approved by the Company in general meeting, any director shall be entitled to participate in and retain for his own benefit any such loan, donation, gratuity, pension, allowance or emolument.

PROCEEDINGS OF DIRECTORS

32.
In Regulation 88 in Table A there shall be substituted for the third sentence the following sentence namely: "All directors shall be given notice of every meeting of the directors. Any director or alternate director may by notice to the Company waive his right to receive notice of the meeting and the presence of any director or alternate director at the commencement of a meeting shall constitute such waiver by him".

33.1
The quorum for meetings of the directors shall be two Special Directors, at least one of whom must be a director appointed pursuant to Article 26.2(a) or (b) or (in either case) his alternate. If no such director has been appointed the quorum shall be any two directors.

33.2
For the purpose of determining whether a quorum exists for the transaction of the business of the board of directors:

(a)
in the cast of a resolution agreed by directors in telephonic or audio-visual communication with one another, all such directors shall be counted in the quorum and any resolution so agreed shall be as valid and effective as if passed at a meeting of the board of directors duly convened and held;

(b)
in the case of a meeting of the board of directors, in addition to the directors present at the meeting, any director in telephonic or audio-visual communication with such meeting shall be counted in the quorum and entitled to vote; and

(c)
any person attending a meeting of the board, or in telephonic or audio-visual communication with such a meeting, who is either a director or is acting as an alternate director for any of the directors shall, for the purposes of the quorum, be counted as one for each such person for whom he is acting as an alternate director and, if he is a director shall also be counted as a director, but not less than two individuals, whether both present at the meeting or in telephonic or audio visual communication with each other, shall constitute a quorum.

34.
A resolution in writing of all the directors or all the members of a committee of directors shall be as effectual as if it had been passed at a meeting of directors or (as the case may be) a committee of directors duly convened and held either:

(a)
if it consists of an instrument executed by or on behalf of each such director or committee member; or

(b)
if it consists of several instruments in the like form each either:

(i)
executed by or on behalf of one or more of such directors or committee members; or

(ii)
sent by or on behalf of one or more of such directors or committee members by telex or facsimile transmission and deposited or received at the office or received by the secretary, and any such instrument executed or sent by or on behalf of an alternate director shall be deemed to have been duly executed or sent (as the case may be) by or on behalf of his appointor.

35.
Subject to any requisite declaration of interest in accordance with the provisions of the Act and (if applicable) Regulation 85 in Table A having been made by him, a director may vote as a director in regard to any transaction or arrangement in which he is interested, or upon any matter arising therefrom and Regulations 94 and 95 in Table A shall be construed subject to this provision.

36.
In Regulation 97 In Table A:

(a)
there shall be inserted after the words "the appointment" the following words, namely: "or the terms of appointment"; and

(b)
the following words shall be deleted, namely: "and be counted in the quorum" and there shall be inserted after the words "his own appointment" the following words, namely: "and shall be counted in the quorum in respect of each resolution including that concerning his own appointment".

MINUTES

37.
The directors shall cause minutes to be made in books kept for the purpose:

(a)
of all appointments of offices and alternate directors made by the directors; and

(b)
of all proceedings at meetings of the Company, of the holders of any class of shares in the Company of the directors, and of committees of directors, including the names of the persons present at each such meeting.

DIVIDENDS

38.
Regulations 102 to 105 (inclusive) of Table A shall be subject to Article 5.

THE SEAL

39.1
The Company is authorized pursuant to Section 39 of the Act for so long as its objects require or comprise the transaction of business in foreign countries to have an official seal for use in any territory, district, or place elsewhere than in the United Kingdom.

39.2
Unless otherwise decided by the directors, certificates for shares, debentures or other securities of the Company to which a seal is applied need not be signed or may be signed by a facsimile signature, Regulation 101 of Table A is modified accordingly.

INDEMNITY

40.	40.1	Every director or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto including any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or in connection with any application under s. 727 of the Act in which relief is granted to him by the Court and no director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto. But this Article shall only have effect in so far as its provisions are not avoided by s 310 of the Act.

40.2
Without prejudice to the provisions of Article 40.1 the directors shall have power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors, officers or employees or auditors of the Company, or of any other company which is its holding company or in which the Company or such holding company or any of the predecessors of the Company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or of any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company or of any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or Omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of their powers and/or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.

SUBORDINATION

41.
No amount shall be paid under these Articles of Association by way of dividend, redemption of share capital or otherwise to the extent that such payment is prohibited by the terms of the Loan Agreement and no shareholder shall be entitled to exercise any right to enforce payment of any such amount for so long as payment of any such amount remains prohibited under the terms of the Loan Agreement.